Exhibit 99.1

Contact: Brock Hill

(626) 535-1932

COAST LITIGATION TRUST ANNOUNCES

ORDER GRANTING GOVERNMENT PETITION FOR

REHEARING OF APPELLATE COURT DECISION

PASADENA, Calif., February 15, 2003—The Coast Federal Litigation Contingent Payment Rights Trust (NASDAQ:CCPRZ) (the “Trust”) announced today that, in connection with the appeal in Coast Federal Bank, Federal Savings Bank (“Coast Federal”) v. The United States (Appeals Court Docket No. 02-5032) (the “Appeal”), on February 14, 2003, the United States Court of Appeals for the Federal Circuit (the “Appeals Court”) issued an order (the “Order”) granting the government’s Petition for Rehearing En Banc.

The Order vacates the judgment and original opinion of a three member panel of the Appeals Court issued on October 8, 2002, in favor of Coast Federal, and provides that the entire Appeals Court sitting En Banc will decide the Appeal on the briefs that have already been filed without further oral argument. The Trust is unable to predict when the Appeals Court will issue its ruling on the Appeal.

Coast Federal filed the Appeal seeking reversal of the December 28, 2000 opinion and order of the United States Court of Federal Claim (the “Claims Court”) that the regulatory capital arising from Coast Federal’s contractual capital credit was not permanent, as Coast Federal maintains, but rather amortized over 12.7 years, which opinion and order led to the Claims Court’s October 18, 2001 entry of judgment in favor of the government.

If the Appeals Court sitting En Banc upholds the Claims Court’s December 28, 2000, ruling that the regulatory capital arising from Coast Federal’s contractual capital credit was not permanent but rather amortized over 12.7 years, and Coast Federal does not seek or does not obtain certiorarai to the United States Supreme Court, or having obtained certiorarai does not obtain a favorable Supreme Court ruling, no award of monetary damages will be made to Coast Federal, and therefore no monetary payment will be possible from the Trust to certificateholders.

If the Appeals Court sitting En Banc rules in favor of Coast Federal and the case is remanded to the Claims Court for further proceedings to determine the amount of damages due to Coast Federal, there can be no assurance that Coast Federal will succeed in establishing damages or in ultimately obtaining any monetary or other recovery in the litigation. If Coast Federal does not obtain a monetary or other recovery in an amount exceeding its expenses, no monetary payment will be possible from the Trust to certificateholders.

The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc., merged with and into H.F. Ahmanson & Co., holds Ahmanson’s or its successor’s commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in Coast Federal Bank, Federal Savings Bank v. The United States (Claims Court Civil Action No. 92-466C), which is the litigation referred to above. Certificates representing undivided interests in the assets of the Trust, and therefore interests in

Ahmanson’s commitment, were publicly issued by the Trust to the holders of Coast Savings’ common stock immediately prior to the effectiveness of Coast Savings’ merger with Ahmanson on February 13, 1998. The certificates trade on The NASDAQ National Market under the symbol CCPRZ. ##